As filed with the Securities and Exchange Commission on May 8, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ITT EDUCATIONAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-2061311
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13000 North Meridian Street

Carmel, Indiana 46032-1404

(Address of Principal Executive Offices) (Zip Code)

ITT EDUCATIONAL SERVICES, INC.

AMENDED AND RESTATED 2006 EQUITY COMPENSATION PLAN

(Full title of the plan)

Clark D. Elwood

Executive Vice President, Chief Administrative and Legal Officer

ITT Educational Services, Inc.

13000 North Meridian Street

Carmel, Indiana 46032-1404

(Name and address of agent for service)

(317) 706-9200

(Telephone number, including area code, of agent for service)

Copy to:

Christine G. Long

Faegre Baker Daniels LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	3,350,000	$17.815	$59,680,250.00	$8,140.39

(1)	This Registration Statement registers 3,350,000 shares of Common Stock, not previously registered, under the ITT Educational Services, Inc. Amended and Restated 2006 Equity Compensation Plan (the “Amended 2006 Plan”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the anti-dilution provisions of the Amended 2006 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange on May 2, 2013, which was $17.815 per share.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

OF FORM S-8 “REGISTRATION OF ADDITIONAL SECURITIES”

This Registration Statement relates to the registration of 3,350,000 additional shares of Common Stock, par value $0.01 per share (the “Common Stock”), of ITT Educational Services, Inc. (the “Registrant”) reserved for issuance and delivery under the ITT Educational Services, Inc. Amended and Restated 2006 Equity Compensation Plan (the “Amended 2006 Plan”). The increase in the number of shares authorized to be issued under the Amended 2006 Plan was approved by the Registrant’s shareholders on May 7, 2013. The Registrant has previously registered 4,000,000 shares of Common Stock reserved for issuance under the 2006 ITT Educational Services, Inc. Equity Compensation Plan pursuant to a Registration Statement on Form S-8 filed by the Registrant on May 9, 2006. Except to the extent that they are superseded by information contained herein, or in exhibits hereto, the contents of that Registration Statement (File No. 333-133915) are incorporated herein by reference pursuant to General Instruction E to Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel, State of Indiana, on May 8, 2013.

ITT Educational Services, Inc.

By:	/s/ Kevin M. Modany
Kevin M. Modany,
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes Kevin M. Modany and Daniel M. Fitzpatrick, or either of them, each with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Kevin M. Modany and Daniel M. Fitzpatrick, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ Kevin M. Modany	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2013
Kevin M. Modany

/s/ Daniel M. Fitzpatrick Daniel M. Fitzpatrick	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2013

/s/ John F. Cozzi	Director	May 8, 2013
John F. Cozzi

/s/ John E. Dean	Director	May 8, 2013
John E. Dean

/s/ James D. Fowler, Jr.	Director	May 8, 2013
James D. Fowler, Jr.

/s/ Joanna T. Lau	Director	May 8, 2013
Joanna T. Lau

/s/ Thomas I. Morgan	Director	May 8, 2013
Thomas I. Morgan

/s/ Samuel L. Odle	Director	May 8, 2013
Samuel L. Odle

/s/ Vin Weber	Director	May 8, 2013
Vin Weber

/s/ John A. Yena	Director	May 8, 2013
John A. Yena

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation, as amended to date, of the Registrant (incorporated by reference from Exhibit 3.1 of the Quarterly Report on Form 10-Q filed by the Registrant on July 29, 2005).

4.2	Restated By-Laws, as amended to date, of the Registrant (incorporated by reference from Exhibit 3.2 of the Current Report on Form 8-K filed by the Registrant on July 22, 2011).

4.3	ITT Educational Services, Inc. Amended and Restated 2006 Equity Compensation Plan (incorporated by reference from Exhibit 10.1 of the Current Report on Form 8-K filed by the Registrant on May 7, 2013).

5	Opinion of Faegre Baker Daniels LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Faegre Baker Daniels LLP (contained in the Opinion filed herewith as Exhibit 5).

24	Power of Attorney (included on the Signature Page of this Registration Statement).